QEP MIDSTREAM PARTNERS, LP ANNOUNCES ACQUISITION OF ITS GENERAL PARTNER AND LP UNITS BY TESORO LOGISTICS LP

DENVER, Colorado - October 19, 2014 - QEP Midstream Partners, LP (“QEPM” or the “Partnership”) today announced that QEP Resources, Inc. (NYSE: QEP, “QEP”), through its wholly owned subsidiary, QEP Field Services Company (“Field Services”), entered into a definitive agreement to sell its midstream business to Tesoro Logistics LP. In addition to other midstream assets, Field Services owns (i) QEPM’s general partner, which owns a 2% general partner interest in QEPM and the Partnership’s incentive distribution rights and (ii) an approximate 56% limited partner interest. The transaction will, upon closing, result in a change of control of QEPM. The transaction does not involve the sale or purchase of any QEPM common units held by the public. For additional details, please see press releases issued today by QEP and Tesoro Logistics LP.

The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the fourth quarter of 2014.

About QEP Midstream Partners, LP

QEP Midstream Partners, LP is a master limited partnership formed by QEP to own, operate, acquire and develop midstream assets. The Partnership provides midstream gathering and processing services to QEP and third-party companies in the Green River, Uinta and Williston basins. Further information about the Partnership is available at www.qepm.com.

Safe Harbor Statement regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding QEP’s ability to complete the sale of its midstream business. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including global geopolitical and macroeconomic factors, acts of terrorism, and the other risks discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Risk Factors section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013. The Partnership undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

Investors:                            Media:
Greg Bensen                             Brent Rockwood
William Kent                            303-672-6999
303-405-6665